EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S‑8 (No 333‑146844) of Ames National Corporation of our report dated March 12, 2026, with respect to the consolidated financial statements of Ames National Corporation included in this Annual Report on Form 10‑K for the year ended December 31, 2025.

/s/ Forvis Mazars, LLP

Springfield, Missouri

March 12, 2026